Exhibit 99.1

Mack-Cali Announces Highly Qualified Slate of Director Nominees

Slate Includes Five New Independent Nominees

If Elected, the Majority of Mack-Cali’s Refreshed and Reconstituted Board Will Be New, Independent Directors Added Since 2019

JERSEY CITY, N.J. – April 14, 2020 – Mack-Cali Realty Corporation (NYSE: CLI) (the “Company” or “Mack-Cali”) today announced its slate of nominees for election to the Mack-Cali Board of Directors at the Company’s 2020 Annual Meeting of Stockholders (the “Annual Meeting”).

In addition to the Company’s incumbent directors – Alan S. Bernikow, Michael J. DeMarco, Lisa Myers, Laura Pomerantz, Rebecca Robertson and Dr. Irvin D. Reid – Mack-Cali’s director slate includes five new highly qualified, independent nominees: Jamie Behar, Michael Berman, Howard Roth, Gail Steinel, and Lee Wielansky. The Chairman of the of the Mack-Cali Board, William L. Mack, is not standing for re-election.

Comprehensive Search Process

The five new director nominees were identified through a comprehensive search process conducted by the Nominating and Corporate Governance Committee of the Mack-Cali Board (the "NCG Committee"), composed solely of independent directors, with the assistance of Ferguson Partners, a nationally recognized director search firm. The new director nominees bring extensive finance, real estate, mergers and acquisitions and corporate governance experience to the Mack-Cali Board, well aligned with the Company’s strategy of selling its suburban office assets and pursuing strategic alternatives. They also bring significant experience managing through corporate crises, complex situations and strategic transactions, and each is open-minded and committed to maximizing value for all Mack-Cali stockholders. If elected, all of the new nominees will be independent directors.

Exceptional New Board Nominees

Mack-Cali’s new director nominees are outstanding leaders in their fields and seasoned public company directors. They have the necessary experience to oversee strategic transactions involving Mack-Cali’s assets or the sale of the entire company, and to be stewards for the Company until market conditions enable transactions that reflect the proper value of the Company:

Z. Jamie Behar cultivated her real estate portfolio management expertise as Managing Director, Real Estate & Alternative Investments at General Motors Investment Management Corporation (GMIMCo), where she oversaw a portfolio of up to $12 billion in real estate, energy and timber investments. Ms. Behar also currently serves as Independent Director of ARMOUR Residential REIT, Sunstone Hotel Investors, and Shurgard Self Storage SA.

Michael Berman is the former CFO of two leading REITs, Equity Lifestyle Properties, Inc. and General Growth Properties, Inc., where he built deep real estate transactional expertise, and was instrumental in evaluating strategic alternatives processes. Mr. Berman is the current chair of the audit committee of Brixmor Property Group Inc.

Howard Roth, the former global sector leader of Ernst & Young’s real estate, hospitality and construction (RHC) practice, developed his deep real estate transactional expertise in over 32 years serving large, complex public and private real estate organizations and clients. Mr. Roth is the current chair of the audit committee of Lexington Realty Trust.

Gail Steinel is an experienced global executive who knows how to build, lead and grow organizations. Most recently an Executive Vice President at BearingPoint, earlier in her career she led her team of 10,000 employees through its sale to KPMG Consulting. Ms. Steinel is the current chair of the audit committee of Federal Realty Investment Trust.

Lee Wielansky is an experienced real estate development company CEO with deep knowledge of both commercial and residential real estate. He served as CEO of both private and public development companies, and in his role as a director he helped guide the sale of Isle of Capri Casinos. Mr. Wielansky is the current lead independent director of Acadia Realty Trust.

If the Company’s nominees are elected at the Annual Meeting:

•	All of the Company’s directors, with the exception of the CEO, will be independent;

•	Seven of the ten independent directors on Mack-Cali’s refreshed and reconstituted Board will be elected in the last two years;

•	Five of Mack-Cali’s eleven directors will be experienced institutional investors and stockholder advocates, ensuring that the stockholder perspective is well represented in the boardroom;

•	Four of Mack-Cali’s eleven directors will have CEO or CFO experience, and three will have experience at real estate companies;

•	Five of Mack-Cali’s ten independent directors will be women;

•	Two of the independent directors will bring institutional knowledge from their longer experience with the Company and provide historical insight.

Dr. Irvin D. Reid, Chair of the Annual Meeting Committee, said:

“We are pleased to nominate five highly qualified individuals to serve as new, independent directors. Following extensive engagement with shareholders, the composition of our 2020 director slate reflects our focus on ensuring that the skill sets, experience and perspectives of the Company’s directors are closely aligned with the needs of Mack-Cali, particularly given the Company’s ongoing portfolio transformation and commitment to maximizing stockholder value. The new director nominees bring extensive finance, real estate, M&A and corporate governance experience – competencies that complement those of Mack-Cali’s incumbent directors. If elected, we are confident the new nominees will work constructively and impartially with the rest of the Board to drive value creation, including by continuing our strategic alternatives process.

Mack-Cali is on the right track, and with the support of five new independent directors who are focused on the best interests of all shareholders, we expect the Company will continue to build on its strong momentum and unlock its enormous potential.”

Mack-Cali’s Nominees Will Seek to Maximize Value for All Stockholders

Each of the Company’s new director nominees were evaluated for their ability to oversee the Company’s strategy to pursue the sale of the Company’s entire suburban office portfolio, while remaining open to and encouraging any approaches for a larger strategic transaction to unlock value for stockholders. This strategy has received broad support from Mack-Cali stockholders. The Board has established a special committee to oversee management in reviewing proposals for a sale of the Company or its assets and explore other potential strategies for maximizing shareholder value.

Bow Street Special Opportunities Fund XV, LP and certain of its affiliates’ (“Bow Street”), which holds 4.5% of Mack-Cali’s outstanding stock, has nominated a majority slate of eight director candidates and is pursuing a campaign to gain control of the Board, remove the Company’s CEO and pursue the sale of Mack-Cali assets at a price acceptable to Bow Street, regardless of the negative financial impact to a majority of Mack-Cali’s investors.

The four incumbent directors who were nominated by Bow Street in 2019 (the “Bow Street Nominees”) have decided to forgo the opportunity to be nominated for re-election by the Board and instead chose to participate on the Bow Street slate again and support its new proxy contest. The Annual Meeting Committee of the Board believes that the Bow Street Nominees’ decision to endorse Bow Street’s self-interested agenda demonstrates that their true loyalties lie with Bow Street rather than all of Mack-Cali stockholders. Accordingly, the Annual Meeting Committee, acting upon the recommendation of the NCG Committee, determined that it would not be appropriate to re-nominate the Bow Street Nominees.

The Company has repeatedly stated, both publicly and privately, that the Board is open to all offers, but no credible offer for the Company has yet surfaced. As previously announced, the Board intends to launch a strategic process as soon as market conditions improve. The Board is concerned that the election of Bow Street's nominees would derail the significant progress that the Company has made in executing its strategic portfolio transformation and would lead to a significant loss of stockholder value if assets are sold at depressed valuations. This risk is heightened in the context of the current market dislocation resulting from the COVID-19 pandemic.

Mack-Cali stockholders deserve independent directors who can execute strategic transactions structured to maximize value and who can oversee the Company until that time. The Board believes that its new slate of highly qualified, independent directors will deliver to stockholders the true value of their investment in the shortest amount of time.

About Z. Jamie Behar

Jamie Behar is a seasoned executive with over 35 years of experience in investment management and financial analysis, and deep expertise in the real estate industry. From 1986 to 2015, she served in a number of leadership roles at General Motors Investment Management Corporation (GMIMCo), most recently as Managing Director, Real Estate & Alternative Investments. In this position, she was responsible for approximately $12 billion (at peak portfolio value) in private market and publicly traded real estate, energy and timber investments. In addition, she was a member of the Board of Directors, the Investment Management Committee, the Private Equity Investment Approval Committee and the Risk Management Committee of GMIMCo. Prior to GMIMCo, she held finance roles at General Motors and Exxon Corporation. Ms. Behar also currently serves as Independent Director of ARMOUR Residential REIT, Sunstone Hotel Investors, and Shurgard Self Storage SA. She has previously served on the Boards of Forest City Realty Trust, Gramercy Property Trust and Desarrolladora Homex, S.A. de C.V.

About Michael Berman

Michael Berman brings over 30 years of combined real estate and financial industry experience. Beginning in December 2011 until March 2011, he served as Executive Vice President and Chief Financial Officer of General Growth Properties, Inc. Previously, he was Executive Vice President and Chief Financial Officer of Equity Lifestyle Properties, Inc., a self-managed REIT with 413 properties across 33 states. Earlier in his career, Mr. Berman served in various positions with Merrill Lynch & Co. from 1989 to 2001, including as a managing director of investment banking. Mr. Berman is currently serving as Independent Director and chair of the audit committees of Brixmor Property Group Inc. and Skyline Champion Corporation. He has also served as an Associate Professor of Corporate Finance and Financial Accounting at the New York Real Estate Institute.

About Howard Roth

Howard Roth, a CPA, is the Principal and Founder of HSR Advisors, a consulting firm providing strategic and financial advice to real estate organizations. Mr. Roth previously spent 32 years in a variety of positions with Ernst and Young (including nine years with predecessor firm Kenneth Leventhal &Co.), most recently serving as the Global Sector Leader of EY’s Real Estate, Hospitality and Construction (RHC) practice. In this role, he led all of EYs RHC service lines -- assurance, tax, transactions and advisory. During this tenure, he grew the firm’s RHC revenues to more than $2.0 billion and led the development of EY’s digital offerings to real estate clients, including Smart Buildings, Cybersecurity and Data Analytics. Mr. Roth currently serves as the Chair of the Audit Committee of Lexington Realty Trust and is a member of its nominating and governance committee.

About Gail Steinel

Gail Steinel is the President and owner of Executive Advisors, a management consulting firm that provides consulting services to chief executives and senior officers and leadership seminars and speeches to various organizations. Previously, Ms. Steinel served as Executive Vice President of Global Commercial Services of BearingPoint, a management and technology consulting services firm. Prior to joining BearingPoint, she spent 23 years with Arthur Andersen LLP, most recently serving as Global Managing Partner of Business Consulting. In that role, she managed 10,000 employees and led her team through its sale to KPMG Consulting. Ms. Steinel is a member of the Board of MTS Systems Corporation, where she serves as Chair of the Governance and Nominating Committee as well as a member of the Audit Committee. She also serves on the Board of Federal Realty Investment Trust, where she is chair of the Audit Committee and a member of the Compensation Committee.

About Lee Wielansky

Lee Wielansky is Chairman and CEO of Midland Development Group, Inc. and brings more than 40 years of commercial real estate investment, management and development experience. In addition, he currently serves as CEO of the Opportunistic Equities LLC, Midland Development Group’s business specializing in low income housing. Previously, he served as President and CEO of JDN Development Company, Inc., a wholly-owned subsidiary of JDN Realty Corporation. Before joining JDN, he served as Managing Director – Investments of Regency Centers Corporation. Mr. Wielansky is a member of the Board of Brookdale Senior Living and serves as Chairman of the Board’s Investments Committee as well as a member of its Audit Committee. He also serves as Lead Trustee of the Board of Acadia Realty Trust and as a member of its Investment and Capital Markets Committee. He previously served as a member of the Boards of Isle of Capri, Inc. and Pulaski Financial Corp.

BofA Securities is serving as financial advisor to Mack-Cali, and Greenberg Traurig, LLP and Seyfarth Shaw LLP are serving as legal counsel to the Company.

About Mack-Cali Realty Corporation

One of the country’s leading real estate investment trusts (REITs), Mack-Cali Realty Corporation is an owner, manager and developer of premier office and multifamily properties in select waterfront and transit-oriented markets throughout New Jersey. Mack-Cali is headquartered in Jersey City, New Jersey, and is the visionary behind the city's flourishing waterfront, where the company is leading development, improvement and place-making initiatives for Harborside, a master-planned destination comprised of class A office, luxury apartments, diverse retail and restaurants, and public spaces.

A fully integrated and self-managed company, Mack-Cali has provided world-class management, leasing, and development services throughout New Jersey and the surrounding region for two decades. By regularly investing in its properties and innovative lifestyle amenity packages, Mack-Cali creates environments that empower tenants and residents to reimagine the way they work and live.

For more information on Mack-Cali Realty Corporation and its properties, visit www.mack-cali.com.

Forward Looking Statements

Statements made in this press release may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as “may,” “will,” “plan,” “potential,” “projected,” “should,” “expect,” “anticipate,” “estimate,” “target,” “continue,” or comparable terminology. Such forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate and involve factors that may cause actual results to differ materially from those projected or suggested. Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional factors under the heading “Disclosure Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Report on Form 10-K, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q, which are incorporated herein by reference. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise, except as required under applicable law.

Important Additional Information and Where to Find It

This press release may be deemed to contain solicitation material in respect to the solicitation of proxies from the Company’s stockholders in connection with the Annual Meeting. The Company plans to file with the Securities and Exchange Commission (the “SEC”) and mail to its stockholders a definitive proxy statement and accompanying WHITE proxy card in connection with the Annual Meeting. The definitive proxy statement will contain important information about the Company, the Annual Meeting and related matters. Stockholders may obtain a free copy of the definitive proxy statement and other documents that the Company files with the SEC (when they become available) on the SEC’s website, at www.sec.gov. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT, THE ACCOMPANYING WHITE PROXY CARD AND ANY OTHER RELEVANT SOLICITATION MATERIALS (WHEN THEY BECOME AVAILABLE) BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION.

Certain Information Regarding Participants

Mack-Cali and certain of its directors and executive officers set forth in the table below may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the Annual Meeting. Information regarding the names of these directors and executive officers and their respective interests in the Company as of the date of this press release is set forth in the Current Report on Form 8-K filed by the Company with the SEC on March 30, 2020 and will be set forth in the definitive proxy statement and other relevant solicitation materials filed by the Company for the Annual Meeting. These documents (when they become available), and any and all other documents filed by the Company with the SEC, may be obtained by investors and stockholders free of charge on the SEC’s website at www.sec.gov. Copies will also be available at no charge on the Company’s website at https://www.mack-cali.com.

Contacts:

Michael J. DeMarco Mack-Cali Realty Corporation Chief Executive Officer (732) 590-1589 mdemarco@mack-cali.com	Deidre Crockett Mack-Cali Realty Corporation Chief Administrative Officer (732) 590-1025 dcrockett@mack-cali.com

Proxy Solicitor: Lawrence E. Dennedy MacKenzie Partners, Inc. (212) 929-5500 ldennedy@mackenziepartners.com	Media Contacts: Andrew Siegel / Viveca Tress Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449